Exhibit 99.1

Contact:

Orient Paper, Inc.	CCG Investor Relations Inc.
Winston C. Yen, Chief Financial Officer	Mr. Crocker Coulson, President
Phone: +1-562-818-3817 (Los Angeles)	Phone: +1-646-213-1915 (New York)
Email: info@orientalpapercorporation.com	Email:crocker.coulson@ccgir.com
www.ccgirasia.com

Orient Paper Inc. Announces Second Quarter 2009 Results

Revenue increases 28% year-over-year to $22.4 million

Operating income rose 25% to $3.7 million

Baoding, Hebei Province, China, August 14, 2009 – Orient Paper, Inc. (OPAI.OB) ("Orient Paper" or the "Company"), which controls and operates Hebei Baoding Orient Paper Milling Co., Ltd. (“HBOP”), a leading manufacturer and distributor of diversified paper products in Hebei, China, today announced financial results for the second quarter ended June 30, 2009.

Second Quarter 2009 Highlights

▪	Revenues for the second quarter of 2009 increased 27.6% year-over-year to approximately $22.4 million
▪	Gross profit increased 25.2% year-over-year to approximately $4.0 million, gross margin was 17.7%
▪	Operating income rose 24.5% year-over-year to approximately $3.7 million
▪	Net income was approximately $2.5 million, or $0.05 per diluted share

“We are pleased to report strong growth in revenue and operating income in the second quarter of 2009. Sales of both high-grade offset paper and corrugated paper increased drastically, with high-grade offset paper products doubling from the same quarter last year mainly due to orders from five new printing paper customers. We won nine new corrugated paper customers during the quarter, which was the biggest net income contributing product group in the quarter. Our steady growth across most of our product lines was the result of strong demand, the increase in production volume, and our growing brand recognition in the industry,” commented Mr. Liu Zhenyong, chairman and chief executive officer of Orient Paper.

Second Quarter 2009 Financial Results

Revenue for the second quarter of 2009 was approximately $22.4 million compared to approximately $17.6 million for the same period in 2008, an increase of approximately 27.6%. The increase in revenue was primarily attributable to increased sales of the Company’s high-grade offset paper and corrugated paper products as a result of an expanded customer base.

Revenues from high-grade offset paper increased 106.0% to approximately $4.8 million from approximately $2.3 million for the same period in 2008. The Company added five new printing paper customers during the quarter, which accounted for 17.8% of the total sales from this category. Revenue from corrugated paper was approximately $11.3 million compared to approximately $7.4 million for the same period in 2008, an increase of approximately 51.9%. Nine new accounts were added to the Company’s corrugated customer base during the second quarter of 2009, accounting for 17.2% of the total sales from corrugated paper. Revenue from medium-grade offset paper was approximately $1.1 million, down 64.3% from approximately $3.0 million during the same period in 2008. Revenue from writing paper increased 9.4% to $5.2 million from approximately $4.8 million during the same period in 2008.

Gross profit for the second quarter of 2009 increased 25.2% to approximately $4.0 million from approximately $3.2 million for the second quarter of 2008. The Company’s gross margin declined slightly from 18.1% in the second quarter of 2008 to 17.7% in the second quarter of 2009, thanks to the growth in corrugated paper sales, which generally command a lower profit margin compared to printing and writing papers.

Selling, general and administrative expenses for three months ended June 30, 2009 were approximately $0.3 million, up 36.0% from approximately $0.2 million in the same period last year. The increase in selling, general and administrative expenses was primarily attributable to increase in professional fees related to the Company’s status as a public company. Selling, general and administrative expenses as a percentage of revenue remained relatively unchanged for the second quarter of 2009 compared with the year ago period.

Operating income for second quarter of 2009 was approximately $3.7 million, up 24.5% from approximately $3.0 million in the second quarter of 2008. The increase was primarily attributable to increased sales and gross profit in the quarter ended June 30, 2009.

Interest expense was approximately $0.3 million, up from approximately $0.1 million a year ago due to imputed interest on related party loans in 2009, including catch-up interest for the first quarter of 2009.

Income tax expense was $0.9 million, up 67.0% from approximately $0.5 million a year due to an increase in the effective tax rate in the second quarter of 2009 to 26.7% from 18.9% a year ago.

Net income in the second quarter of 2009 was approximately $2.5 million, up 7.3% from approximately $2.3 million in the same period last year. Basic and diluted earnings per share for the second quarter of 2009 were $0.05, unchanged from basic diluted earnings per share a year ago. Weighted average shares used in the calculation of basic and diluted earnings per share were 45,109,295 in the quarter ended June 30, 2009 compared to 41,967,921 a year ago.

Six Months Results

Total revenue for the first six months of 2009 was approximately $40.2 million, up 29.5% from the first six months of 2008. Gross profit for the first six months of 2009 was approximately $7.3 million, up 29.2% from gross profit of approximately $5.7 million in the comparable period a year ago. Gross margin was 18.2% for the first six months of 2009, virtually unchanged from the year ago period. Operating income was approximately $6.8 million, up 30.6% from approximately $5.2 million in the first six months of 2008. Net income for the first six months of 2009 was approximately $4.8 million, up 27.3% from approximately $3.7 million in the first six months of 2008. Basic and diluted earnings per share were $0.11 for the first six months of 2009 compared to $0.09 in the first six months of 2008. Weighted average shares used in the calculation of basic and diluted earnings per share were 45,105,661 in the quarter ended June 30, 2009 compared to 41,034,954 a year ago.

Financial Condition

As of June 30, 2009, Orient Paper had approximately $6.7 million in unrestricted cash and approximately $5.4 million in working capital. Short term debt stood at approximately $5.6 million and the company had approximately $10.1 million in long term debt, of which approximately $8.1 million is from a group of related parties. Inventory totaled approximately $5.7 million, up from approximately $2.8 million at year end as the Company increased its stock of raw materials to support growing demand for its products and in anticipation of rising raw material prices. As of June 30, 2009, shareholders' equity was approximately $38.7 million, up 13.7% from shareholder's equity of approximately $34.1 million as of December 31, 2008. For the first six months of 2009, the Company generated net cash flow from operating activities of approximately $5.1 million.

Business Outlook

“We posted solid financial results in the first half of 2009, and expect to maintain our growth momentum in revenue and operating income in the second half of the year. We are constantly seeking solutions to enhance our production efficiency and allow us to increase utilization and improve output of our existing fixed assets,” said Mr. Liu Zhenyong. “Our strategic location near the printing industry in Beijing and Tianjin provides us with ready access to our primary raw materials, recycled paper, lower freight costs and better opportunities to market our diversified product portfolio. In the coming months, will pursue opportunities to introduce new, high-end paper products in the market and strengthen our position in the industry.”

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiaries, Shengde Holdings, Inc. and Baoding Shengde Paper Co., Ltd., controls and operates Hebei Baoding Orient Paper Milling Co., Ltd (“HBOP”). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugated paper, offset paper, writing paper and blueprint paper. The Company also has the capability to produce other paper and packaging-related products, such as plastic paper and craft paper. The Company uses recycled paper as its primary raw material. As one of the largest paper producers in Hebei Province, China, the Company is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company’s product offering and delivering tailored services to its customers. For more information, please visit http://www.orientalpapercorporation.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the availability of funds and working capital to finance its activities; the actions and initiatives of current and potential competitors; the Company’s ability to introduce new products; anticipated growth in revenue and operating income; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

– Financial tables follow –

ORIENT PAPER, INC.

BALANCE SHEETS

AS OF JUNE 30, 2009 AND DECEMBER 31, 2008

(Unaudited)

ASSETS

	As of June 30, 2009	As of December 31, 2008
Current Assets:
Cash and cash equivalents	$6,664,238	$3,234,419
Restricted cash	430,000	—
Accounts receivable - Trade (net of allowance for doubtful accounts of $55,872 and $0 as of June 30, 2009 and 2008, respectively)	2,737,705	1,425,899
Other receivable and prepaid expense	4,787	—
Inventories	5,676,123	2,821,063

Total current assets	15,512,853	7,481,381

Property, Plant, and Equipment:
Building and improvements	9,835,993	9,876,637
Machinery and equipment	47,152,268	47,347,109
Vehicles	542,429	544,670

	57,530,690	57,768,416

Less - Accumulated depreciation and amortization	(14,130,596)	(12,427,735)

Net property, plant, and equipment	43,400,094	45,340,681

Total Assets	$58,912,947	$52,822,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term loans	$5,592,807	$6,858,652
Accounts payable - Trade	2,779,164	—
Other payables and accrued liabilities	1,116,541	740,846
Income taxes payable	636,759	1,047,678

Total current liabilities	10,125,271	8,647,176

Long-Term Debt, less current portion:
Loan from credit union	1,940,159	1,948,176
Related party notes	8,104,067	8,137,554

Total long-term debt	10,044,226	10,085,730

Total liabilities	20,169,497	18,732,906

Commitments and Contingencies Stockholders’ Equity:
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 45,166,987 and 45,101,987 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	45,167	45,102
Additional paid-in capital	9,592,352	9,565,117
Statutory earnings reserve	3,079,063	3,079,063
Accumulated other comprehensive income	3,446,573	3,592,839
Retained earnings	22,580,295	17,807,035

Total stockholders’ equity	38,743,450	34,089,156

Total Liabilities and Stockholders’ Equity	$58,912,947	$52,822,062

ORIENT PAPER, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2009 AND 2008

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Sales, net	$22,400,383	$17,553,254	$40,237,862	$31,081,287

Cost of Sales:
Cost of sales	18,409,027	14,321,416	32,854,151	25,312,964
Business tax and surcharges	22,373	61,693	78,289	114,649

Total cost of sales	18,431,400	14,383,109	32,932,440	25,427,613

Gross Profit	3,968,983	3,170,145	7,305,422	5,653,674

Selling, General and Administrative Expenses	275,808	202,816	474,561	423,773

Income from Operations	3,693,175	2,967,329	6,830,861	5,229,901

Other Income (Expense):
Interest income	6,964	—	31,942	—
Interest (expense)	(326,231)	(123,174)	(416,080)	(230,134)
Total other (expense)	(319,267)	(123,174)	(384,138)	(230,134)

Income before Income Taxes	3,373,908	2,844,155	6,446,723	4,999,767

Provision for Income Taxes	(899,250)	(538,590)	(1,673,463)	(1,249,942)

Net Income	2,474,658	2,305,565	4,773,260	3,749,825

Comprehensive Income:
Foreign currency translation adjustment	(99,632)	521,093	(146,266)	1,739,447

Total Comprehensive Income	$2,375,026	$2,826,658	4,626,992	$5,489,272

Earnings Per Share:

Basic and Diluted Earning per Share	$0.05	$0.05	$0.11	$0.09

Weighted Average Number of Shares Outstanding - Basic and Diluted	45,109,295	41,967,921	45,105,661	41,034,954

ORIENT PAPER, INC.

STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008

(Unaudited)

	Six Months Ended June 30,
	2009	2008
Cash Flows from Operating Activities:
Net income	$4,773,260	$3,749,825
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,702,861	2,080,222
Non-cash issuance of stock for services	27,300	—
Changes in net assets and liabilities:
Accounts receivable	(1,316,593)	169,346
Inventories	(2,855,060)	(2,335,835)
Accounts payable - Trade	2,779,164	—
Other payables and accrued liabilities	375,695	7,276,188
Income taxes payable	(410,919)	451,586

Net Cash Provided by Operating Activities	5,075,708	11,391,332

Cash Flows from Investing Activities:
Purchases of and adjustments to property, plant, and equipment	237,726	(12,401,234)

Net Cash (Used in) Investing Activities	237,726	(12,401,234)

Cash Flows from Financing Activities:
Proceeds from and adjustment to related party loans	(8,017)	369,342
Payments on short term loans	(1,265,845)	—
Proceeds from borrowing on and adjustment to credit facility	(33,487)	712,688

Net Cash Provided by (Used in) Financing Activities	(1,307,349)	1,082,030

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(146,266)	1,739,447

Net Increase in Cash and Cash Equivalents	3,859,819	1,811,575

Cash and Cash Equivalents - Beginning of Period	3,234,419	622,661

Cash and Cash Equivalents - End of Period	$7,094,238	$2,434,236

Cash and Cash Equivalents - End of Period Consisting of:
Cash in bank and cash on hand	6,664,238	2,434,236
Restricted cash	430,000	—
	$7,094,238	$2,434,236

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$330,918	$233,433
Cash paid for income taxes	$949,509	$913,005

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